Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

THIRD QUARTER 2010 RESULTS AND RAISES 2010 GUIDANCE

Rye Brook, NY — November 1, 2010 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•                  Net income was $60.7 million, or $0.77 per share, including after-tax net realized gains of $3.6 million, or $0.04 per share, and non-recurring tax benefits of $7.8 million, or $0.10 per share.

•                  Revenues increased 17% to $1.3 billion from $1.1 billion for the prior year period.

Raises 2010 Guidance

•                  Management expects earnings per diluted share of $2.05 to $2.15, excluding the non-recurring tax benefit and realized gains and losses on investments.  This guidance includes $21.9 million, or $0.28 per share, of after-tax income relating to net positive prior year items realized through the first nine months of 2010.

•                  Management expects revenues of between $5.6 and $5.7 billion.

Third Quarter 2010

Universal American’s reported net income was $60.7 million, or $0.77 per share. The reported net income includes non-recurring tax benefits of $7.8 million, or $0.10 per share, and after-tax realized gains of $3.6 million, or $0.04 per share.  Excluding these items, net income for the third quarter of 2010 was $49.3 million, or $0.63 per share. Reported net income for the third quarter of 2010 includes $8.6 million, or $0.11 per share, of after-tax net prior period items.

This compares to reported net income of $59.7 million, or $0.74 per share, in the third quarter of 2009, which included after-tax net realized losses of $3.1 million, or $0.04 per share, and a non-recurring tax benefit of $5.0 million, or $0.06 per share. The third quarter of 2009 included $11.9 million or $0.15 per share, of after-tax net prior period items.

Total revenues for the third quarter of 2010 increased by approximately 17% to $1.3 billion, compared to $1.1 billion in the third quarter of 2009.

Nine Months Ended September 30, 2010

Universal American’s reported income for the nine months ended September 30, 2010 was $83.2 million, or $1.06 per share. This includes $11.6 million of non-recurring tax benefits, or $0.15 per share, and after-tax net realized gains of $3.4 million, or $0.04 per share. Excluding these items, net income for the nine months ended September 30, 2010 was $68.2 million, or $0.87 per share. Reported net income for the first nine months of 2010 includes $21.9 million, or $0.28 per share, of after-tax net prior period items.

This compares to reported net income of $51.5 million, or $0.63 per share, for the same period of 2009, which included after-tax charges of $15.9 million, or $0.20 per share, for net realized losses, restructuring and other special items. Excluding these items, net income for the nine months ended September 30, 2009 was $67.4 million, or $0.83 per share.

Total revenues for the nine months ended September 30, 2010 increased 15% to $4.3 billion, as compared to $3.8 billion for the same period of 2009.

Management Comments

Richard A. Barasch, Chairman and CEO, commented: “Our performance for the first three quarters of 2010 reflects solid execution on the fundamentals in all areas of our business.  In addition, we are continuing to invest in our Healthy CollaborationSM model in which we work closely with providers and members to promote better health outcomes and control medical costs.

“As we enter the 2011 open enrollment period, we are pleased with our pricing and believe that we are offering competitive and innovative products to seniors and other individuals eligible for Medicare.  Our in-period operating results plus favorable prior period adjustments in both Medicare Advantage and Part D give us confidence in the risk management principles we used for our 2011 products.”

Medicare Part D

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$458.3	$409.3	$1,684.8	$1,531.7

Operating Income	$50.5	$53.2	$4.1	$31.0

Part D operating income in the third quarter was $50.5 million on revenues of $458.3 million.  Third quarter operating income includes $9.7 million, pre-tax, in favorable net prior period adjustments related primarily to revenue and claims reconciliations of prior plan years with CMS.

Year-to-date, Part D operating income was $4.1 million including pre-tax net positive prior period development of $0.2 million, compared to $31.0 million in the first nine months of 2009, which included pre-tax net prior period development of $3.4 million. As a result of changes in the Part D standard benefit design for 2010 and in the benefit design of our enhanced PDP plans, our Part D operating income will have a steeper slope of seasonality in 2010, compared to 2009, with higher losses incurred early in the year expected to be more than offset by higher profits in the fourth quarter.  In addition, our results reflect a higher benefit ratio as compared to 2009 since we bid to a lower annual margin in Part D than we had in the prior year.  Membership increased year-over-year by approximately 12% to 1.9 million members, driven mainly by the addition of 149,000 dual eligible members.

Medicare Advantage

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$800.6	$660.8	$2,381.9	$1,968.3

Operating Income	$36.9	$45.7	$136.1	$120.9

For the third quarter of 2010, the decrease in operating income was attributable to a lower level of favorable prior period development, partially offset by increased revenues from a 24% increase in member months. In the third quarter of 2010, Medicare Advantage operating income was $36.9 million, including pre-tax positive prior period adjustments of $3.9 million, compared to $45.7 million in the third quarter of 2009, which included $11.7 million of pre-tax net positive prior period adjustments. Excluding these prior period adjustments, the adjusted medical benefit ratio was 84.8% for the three months ended September 30, 2010.

For the first nine months of 2010, operating income improved due to increased membership and higher net positive prior period adjustments compared to 2009.  In the first nine months of 2010 Medicare Advantage operating income of $136.1 million included pre-tax net positive prior year adjustments of $34.0 million, compared to $120.9 million in the first nine months of 2009, which included $22.9 million of pre-tax net positive prior period adjustments. Excluding all prior period adjustments, the adjusted medical benefits ratio was 84.5% for the nine months ended September 30, 2010.

Membership in network-based plans increased 47.4% year-over-year to approximately 94,200 as of September 30, 2010, including growth of 24,000 members in our PPO product.  As of September 30, 2010, PFFS membership was approximately 198,100, an increase of 12.0% year-over-year due to higher sales and lower attrition.

Traditional Insurance

	Three Months Ended September 30,		Nine Months Ended September 30,
Financial Performance ($ in millions)	2010	2009	2010	2009

Revenue	$75.3	$79.4	$232.9	$266.0

Operating Income (Loss)	$3.5	$3.7	$1.7	$(22.2)

The Traditional Insurance segment reported third quarter 2010 operating income of $3.5 million on revenue of $75.3 million.  This compares to operating income of $3.7 million on $79.4 million of revenues in the third quarter of 2009.

Investment Portfolio

Universal American’s $1.9 billion portfolio of cash and invested assets, as of September 30, 2010, has the following characteristics

•                  43% is invested in U.S. Government and agency securities

•                  The average credit quality of the longer term $1.3 billion fixed income portfolio is AA-, with 60% invested in securities rated AA- or higher

•                  Less than 1% of the portfolio is non-investment grade

•                  Approximately 61% of the $615 million short term investment portfolio is invested in U.S. Government securities with the balance in non-government short term securities

A complete listing of our fixed income investment portfolio as of September 30, 2010 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

Total assets were $3.8 billion as of September 30, 2010, essentially unchanged from December 31, 2009. Total cash and investments were $1.9 billion at September 30, 2010, compared to $1.8 billion at December 31, 2009.  Total policyholder liabilities were $1.4 billion at September 30, 2010, unchanged from December 31, 2009. Stockholders’ equity as of September 30, 2010, was $1.4 billion, unchanged from December 31, 2009.  Book value per share decreased to $17.64 per common share from $18.44 per common share, at December 31, 2009, primarily as a result of the $2.00 per share special cash dividend paid during the quarter.

As of September 30, 2010, the Company had unregulated cash of $53.7 million and access to $150 million under our revolving credit facility, which expires in September 2012. The ratio of debt to total capitalization, excluding the effect of Accumulated Other Comprehensive Income (Loss) and including Universal American’s $110 million of trust preferred securities as debt, was 19.7% at September 30, 2010 compared to 22.5% at December 31, 2009.  For more information, please see the discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release.

Special Dividend and Credit Facility Paydown

The Company paid a special cash dividend of $2.00 per share to common shareholders and Series A Preferred holders on August 19, 2010.  Upon payment of the dividend, the Company paid down $78 million of its bank debt in accordance with the terms of the Credit Agreement.

Raises 2010 Guidance

Universal American now expects to earn approximately $2.05 to $2.15 per diluted share as compared to our previous guidance of $1.85 to $1.95 per diluted share, for the full year 2010, excluding the non-recurring tax benefits and realized gains/(losses) on investments.  2010 earnings guidance includes $21.9 million, after-tax, or $0.28 per share, in net positive prior year adjustments realized through the first nine months of 2010.  The table below provides additional information relating to our guidance:

	Reported Nine Months ended
	September 30, 2010	Estimate FY 2010
Diluted EPS (1)
EPS before net realized gains, and non-recurring tax benefits	$0.87	$2.05	$2.15
Net realized gains	0.04	0.04	0.04
Non-recurring tax benefits	0.15	0.15	0.15
Reported EPS	$1.06	$2.24	$2.34

Revenue ($ in millions) (2)
Medicare Advantage	$2,382	$3,100	$3,200
Medicare Part D	1,685	2,175	2,200
Traditional Insurance	233	300	310
Total Revenue	$4,304	$5,575	$5,710
Membership
End of Period Membership
Medicare Advantage	292,270	285,000	295,000
Part D	1,905,546	1,900,000	1,910,000
Total	2,197.816	2,185,000	2,205,000

Medicare Advantage Medical Benefit Ratio	83.3%	83.0%	84.0%

Notes:

(1)               Reflects actual weighted average diluted shares outstanding of 78.5 million for the nine months ended September 30, 2010.  Guidance range assumes weighted average diluted shares outstanding of 78.6 million for full year 2010 and no additional share repurchases.

(2)               Excluding Senior Administrative Services, Corporate, Eliminations, and realized gains and losses for the nine months ended September 30, 2010.  Guidance range excludes realized gains and losses.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, November 2, 2010, to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 689-8029. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. We will archive the conference call; if you are unable to listen live, you can access it from the investor relations area of the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website a 3Q Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 3Q Investor Presentation and  supplemental financial data at www.UniversalAmerican.com under the “Investor” section  under the “Presentations” and “Financial Reports,” sections respectively.

Investor Presentation

On November 2, 2010 at 11:25 am Eastern Time, Mr. Barasch will present at the 21st Annual Oppenheimer Healthcare Conference at the Waldorf-Astoria Hotel in New York City.  Prior to the call, interested parties will be able to access the Oppenheimer Conference presentation live over the Internet via the Investor Relations section of the Company’s website at www.universalAmerican.com and it will be archived on the website.

About Universal American Corp.

Universal American, through our family of healthcare  companies, offers health benefit plans designed to promote collaboration among our members and their healthcare professionals. This Healthy CollaborationSM improves, each day, the health and well-being of more than two million older and disabled Americans. For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA.  Statements in this news release that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “project,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties,  trends and conditions in the Company’s business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.  Our actual results may differ materially from our expectations, plans or projections.  We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports. We caution readers not to place undue reliance on these forward-looking statements that speak only as of the date made.  A summary of the information set forth in the “Risk Factors” section of our SEC filings includes, but is not limited to the following: the recently enacted healthcare legislation and subsequent rules promulgated by CMS could have a material adverse effect on our opportunity for growth and our future results; the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including, without limitation, suspension of our ability to market to and enroll new members in our Medicare plans; we may be unable to execute our plan to respond to the challenges resulting from the passage into law of the Medicare Improvements for Patients and Providers Act of 2008; we are subject to extensive government regulation; compliance with laws and regulations is complex and expensive, and any violation of the laws and regulations applicable to us could reduce our revenues and profitability and otherwise adversely affect our operating results; changes in governmental regulation or legislative reform could also increase our costs of doing business and adversely affect our profitability; our Medicare Advantage business is subject to an annual competitive bidding processes that could adversely affect our profitability; our Part D business is subject to an annual competitive bidding process and if we are unable to bid below the benchmark, we could lose our auto-assigned dual eligible members; our reserves may not be adequate; CMS’s risk adjustment payment system and budget neutrality factors make our revenue and profitability difficult to predict and could result in material retroactive adjustments to our results of operations; if we are unable to develop and maintain satisfactory relationships with the providers of care to our members, our profitability could be adversely affected and we may be precluded from operating in some markets; competition in the insurance, healthcare, PBM and pharmacy industries is intense, and if we do not design and price our products properly and competitively, our membership and profitability could decline; reductions in funding for Medicare programs could materially reduce our profitability; if we fail to effectively execute our Medicare initiatives and our other operational and strategic initiatives, our business could be materially adversely affected; we have incurred and may in the future incur significant expenses in connection with the implementation and expansion of our new Medicare Advantage plans, which could adversely affect our operating results; given the current economic climate, Universal American’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility; we have debt outstanding that contains restrictive covenants, and we may be unable to access other sources of financing should we require additional external financing or obtain waivers of relevant covenants or, if they arise, defaults under the debt agreements; downgrades in our debt ratings, should they occur, may adversely affect our business, financial condition and results of operations; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Consolidated Results	2010	2009	2010	2009

Net premiums and policyholder fees	$1,322.7	$1,138.3	$4,264.8	$3,723.5
Net investment income	10.6	10.6	32.3	38.9
Other income	1.5	5.6	7.2	14.7
Realized gains / (losses)	5.5	(4.8)	5.3	(20.1)
Total revenues	1,340.3	1,149.7	4,309.6	3,757.0

Policyholder benefits	1,082.4	901.6	3,671.6	3,150.7
Change in deferred acquisition costs	0.4	(0.6)	3.5	8.0
Amortization of present value of future profits	5.8	5.8	17.5	17.7
Loss on reinsurance transaction and other related costs	—	—	—	7.6
Restructuring costs	—	—	—	4.7
Commissions and general expenses, net of allowances	167.7	155.2	503.3	493.3
Total benefits and expenses	1,256.3	1,062.0	4,195.9	3,682.0

Income before equity in earnings of unconsolidated subsidiary	84.0	87.7	113.7	75.0
Equity in earnings of unconsolidated subsidiary	—	—	—	0.1

Income before income taxes	84.0	87.7	113.7	75.1

Provision for income taxes (1)	(23.3)	(28.0)	(30.5)	(23.6)

Net income	$60.7	$59.7	$83.2	$51.5

Per Share Data (Diluted)
Net income	$0.77	$0.74	$1.06	$0.63

Weighted Average Shares Outstanding	78.8	80.9	78.5	81.5

 UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Income (Loss) before Taxes by Segment	2010	2009	2010	2009

Medicare Advantage	$36.9	$45.7	$136.1	$120.9
Medicare Part D	50.5	53.2	4.1	31.0
Traditional Insurance	3.5	3.7	1.7	(22.2)
Corporate & Other	(12.4)	(10.1)	(33.5)	(34.5)
Realized Gains / (Losses)	5.5	(4.8)	5.3	(20.1)

Income from operations	$84.0	$87.7	$113.7	$75.1

BALANCE SHEET DATA	September 30, 2010	December 31, 2009
Total cash and investments	$1,853.4	$1,822.8
Total assets	$3,837.1	$3,814.9
Total policyholder related liabilities	$1,398.5	$1,388.6
Total reinsurance recoverable (ceded policyholder liabilities)	$687.2	$749.1
Outstanding bank debt	$233.5	$313.8
Other long term debt	$110.0	$110.0
Total stockholders’ equity	$1,408.0	$1,449.5
Book value per common share	$17.64	$18.44
Diluted weighted average shares outstanding-year to date	78.5	81.2

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$1,399.4	$1,457.4
Diluted book value per common share (excluding AOCI) * (2)	$17.32	$18.38
Debt to total capital ratio (excluding AOCI) * (3)	19.7%	22.5%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Adjusted net income (4)	$49.3	$57.8	$68.2	$67.4
Per share (diluted) — Adjusted net income	$0.63	$0.72	$0.87	$0.83

*      Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)   The effective tax rate was 27.7% for the third quarter of 2010, and 31.9% for the third quarter of 2009. For the nine months ended September 30, 2010, the effective tax rate was 26.9%, compared with 31.4% for the same period of 2009. The decline in the effective rate for the three- and nine-month periods is attributable to $7.8 million and $11.6 million, respectively, of non-recurring tax benefits recognized during those periods. These benefits related to several matters, including the impact of tax law changes on our insurance companies and the completion of examinations by the Internal Revenue Service. Absent these non-recurring benefits, the effective rate would have been 37.1% and 37.2%, respectively for the three and nine months ended September 30, 2010.

(2)   Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (loss) (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)   The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding AOCI) plus Outstanding Bank Debt plus Other Long Term Debt.

(4)   Adjusted net income is calculated as net income excluding after-tax realized losses, non-recurring tax benefits, and special items applicable to 2009 (reinsurance and restructuring charges).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Total Stockholders’ Equity (excluding AOCI)	September 30, 2010	December 31, 2009
Total stockholders’ equity	$1,408.0	$1,449.5
Plus: Accumulated other comprehensive (income) loss	(8.6)	7.9

Total stockholders’ equity (excluding AOCI)	$1,399.4	$1,457.4

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

Diluted Book Value per Common Share	September 30, 2010	December 31, 2009
Total stockholders’ equity	$1,408.0	$1,449.5
Proceeds from assumed exercises of vested options	19.8	8.8
	$1,427.8	$1,458.3
Diluted common shares outstanding	81.9	79.8

Diluted book value per common share	$17.43	$18.28

Total stockholders’ equity (excluding AOCI)	$1,399.4	$1,457.4
Proceeds from assumed exercises of vested options	19.8	8.8
	$1,419.2	$1,466.2
Diluted common shares outstanding	81.9	79.8

Diluted book value per common share (excluding AOCI)	$17.32	$18.38

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive loss, do not relate to the performance of Universal American’s core business operations.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Debt to Total Capital Ratio	September 30, 2010	December 31, 2009
Outstanding bank debt	$233.5	$313.8
Other long term debt	110.0	110.0
Total outstanding debt	$343.5	$423.8

Total stockholders’ equity	$1,408.0	$1,449.5
Outstanding bank debt	233.5	313.8
Other long term debt	110.0	110.0
Total capital	$1,751.5	$1,873.3

Debt to total capital ratio	19.6%	22.6%

Total stockholders’ equity (excluding AOCI)	$1,399.4	$1,457.4
Total outstanding bank debt	233.5	313.8
Total outstanding trust preferred securities	110.0	110.0
Total capital	$1,742.9	$1,881.2

Debt to total capital ratio (excluding AOCI)	19.7%	22.5%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

Adjusted Net Income	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$60.7	$59.7	$83.2	$51.5
Net realized (gains) / losses, after-tax	(3.6)	3.1	(3.4)	13.0
Restructuring and other special items	—	—	—	7.9
Non-recurring tax benefits	(7.8)	(5.0)	(11.6)	(5.0)
Adjusted net income	$49.3	$57.8	$68.2	$67.4

Per share (diluted)
Net income	$0.77	$0.74	$1.06	$0.63
Net realized (gains) / losses, after-tax	(0.04)	0.04	(0.04)	0.16
Restructuring and other special items	—	—	—	0.10
Non-recurring tax benefit	(0.10)	(0.06)	(0.15)	(0.06)
Adjusted net income	$0.63	$0.72	$0.87	$0.83

Universal American uses adjusted net income, calculated as net income excluding after-tax net realized capital gains and losses and non-recurring tax benefit, as a basis for evaluating operating results. Although the excluded items may recur, we believe that realized gains and losses in our investment portfolio and the non-recurring tax benefit do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609